Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on April 27, 2000, but is effective as of the 1st day of January, 2000 (the "Effective Date"), by and between All American Semiconductor, Inc., a Delaware corporation (the "Company"), and Howard L. Flanders ("Employee").

      WHEREAS, the Company is engaged in the distribution of electronic components and its principal office is located at 16115 N.W. 52nd Avenue, Miami, Florida 33014;

      WHEREAS, Employee has experience and expertise that is useful to the Company; and

      WHEREAS, the Company desires to continue the employment of Employee on the terms and conditions set forth herein and Employee desires to continue to work for the Company on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the promises hereinafter contained, the sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

      1. TERM OF EMPLOYMENT. The Company agrees to employ Employee, and Employee agrees to be so employed, for a term of four (4) years. Accordingly, the initial term of this employment shall, subject to the terms and conditions of this Agreement concerning earlier termination by each of the parties, commence as of the Effective Date and continue until December 31, 2003. The term of this Agreement shall automatically renew each year for an additional one (1) year term unless the Company or Employee notifies the other of its or his intention not to renew this Agreement no later than sixty (60) days prior to the expiration of the then-current term.

      2. DUTIES. Employee accepts employment with the Company to serve as Executive Vice President and Chief Financial Officer of the Company and agrees to perform such services as are commensurate with his offices. Employee shall work full-time for the Company. The Company may not (a) require Employee to perform duties which are not commensurate with such offices or which materially differ from Employee's duties as they presently exist or (b) after a Change in Control (defined below), change the location of the Company's offices where Employee is based to anywhere other than in the Florida counties of Dade, Broward or Palm Beach. Any attempt by the Company to do either item (a) or (b) of this Section shall constitute a total breach of this Agreement, whereupon Employee shall be entitled to terminate his employment hereunder and to treat such termination as a termination of employment by the Company pursuant to
Section 5(b) of this Agreement.

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      3.    COMPENSATION. Employee shall be entitled to the following, all of which shall be deemed compensation, as that term is used in this Agreement (provided, however, that the use of the term "compensation" in this Agreement is not intended to have any effect whatever with respect to determining Employee's taxable income):

            (a) The Company agrees to pay to Employee, as base salary, for 2000 calendar year, gross annual salary at a rate equal to $215,000 per annum. For each calendar year during the term of this Agreement after 2000, Employee's gross annual salary shall be increased by the greater of (A) 5% of the prior year's gross annual salary and (B) the amount of the percentage increase in the Consumer Price Index for the most currently available twelve (12) month period over the preceding twelve (12) month period multiplied by the prior year's gross annual salary. The base salary shall be payable on the same basis (including appropriate payroll withholding) as the Company, from time to time, generally pays its employees. Employee shall, in addition to base salary, receive, in respect of each calendar year (or partial calendar year) during which this Agreement is in effect, an annual cash bonus (the "Cash Bonus") equal to the sum of two percent (2%) of the pre-tax net income of the Company before non-recurring and extraordinary charges ("pre-tax net income") for such calendar year in excess of $1 million. The maximum amount of the Cash Bonus for any year shall be limited to the amount of Employee's base salary for such year (the Cash Bonus in respect of the 2000 calendar year shall not exceed $215,000). The Cash Bonus shall be paid to Employee on a quarterly basis as follows: The Cash Bonus payment for the first calendar quarter (the "First Quarterly Bonus Payment") shall be equal to 2% of the excess, if any, that pre-tax net income of the Company for the first calendar quarter exceeds $250,000. The Cash Bonus payment for the second calendar quarter (the "Second Quarterly Bonus Payment") shall be equal to (i) 2% of the excess, if any, that pre-tax net income of the Company for the first two calendar quarters exceeds $500,000 less (ii) the First Quarterly Bonus Payment. The Cash Bonus payment for the third calendar quarter (the "Third Quarterly Bonus Payment") shall be equal to (i) 2% of the excess, if any, that pre-tax net income of the Company for the first three calendar quarters exceeds $750,000 less (ii) the aggregate of the First Quarterly Bonus Payment and the Second Quarterly Bonus Payment. The Cash Bonus payment for the fourth calendar quarter (the "Fourth Quarterly Bonus Payment") shall be equal to
(i) 2% of the excess, if any, that pre-tax net income of the Company for the calendar year exceeds $1,000,000 (the "Annual Bonus Amount") less (ii) the aggregate of the First Quarterly Bonus Payment, the Second Quarterly Bonus Payment and the Third Quarterly Bonus Payment (collectively, the "Three Quarterly Bonus Payments"). In the event that the aggregate Three Quarterly Bonus Payments paid to the Employee exceeds the Annual Bonus Amount, such excess amount shall be repaid to the Company within thirty days of such determination. Each of the Three Quarterly Bonus Payments shall be paid within thirty (30) days following completion of the unaudited financial statements for such quarter. The Fourth Quarterly Bonus Payment shall be paid to Employee within thirty (30) days following completion of each annual audit of the Company. Each payment of Cash Bonus (including each of the Three Quarterly Bonus Payments) shall be calculated in accordance with generally accepted accounting principles, consistently applied, without taking any Cash Bonus of Employee, or any similar bonus based on the earnings or performance of the Company paid to any other executive officer of the Company, into account as an expense. It is anticipated by the Company that none of the grant, vesting or exercise of any options granted and/or contemplated to be granted, or of any warrants or similar rights issued by the Company from time to time, will constitute or result in an expense or charge against the Company's income. However, if such turns out not to be the case, no such expense or charge shall be taken into account when computing pre-tax net income for purposes of determining the Cash Bonus. If being computed for a partial calendar quarter, the Cash Bonus shall be appropriately and equitably prorated; provided, however, that the applicable quarterly pre-tax income threshold provided herein shall not be prorated (i.e., reduced) with respect to a partial calendar quarter. Consumer Price Index as used herein shall mean the Consumer Price Index shown on the U.S. City Average for all urban consumers, unadjusted, all items, as promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that the Consumer Price Index referred to herein ceases to incorporate a significant number of the items as currently set forth therein, or if a substantial change is made in the method of establishing said Consumer Price Index, then the Consumer Price Index shall be adjusted to the figure that would have resulted had no change occurred in the manner of computing the Consumer Price Index. In the event that the Consumer Price Index (or successor or substitute index) is not available, then the Company may use another governmental or nonpartisan publication evaluating the information theretofore used in determining the Consumer Price Index in lieu of said Consumer Price Index.

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            (b) Employee shall be entitled to participate in any and all employee benefit plans and programs offered by the Company from time to time to other employees, including, without limitation, medical insurance, dental insurance, pension and/or profit sharing plans, 401(k) plans, stock option plans and cafeteria plans. Additionally, Employee shall be entitled to four (4) weeks paid vacation per calendar year.

            (c) The Company will provide to Employee, without cost to Employee, full-time use of a Company owned or leased automobile of a make and model reasonably chosen by Employee, not to exceed a cost of $700 per month, which shall be increased to $850 per month commencing January 1, 2000 (for lease payments if the automobile is leased, for financing payments if the automobile is owned by the Company and financed, or for depreciation if the automobile is owned by the Company and has not been financed, as the case may be). The Company shall further pay all other expenses related thereto, including, but not limited to, all costs of fuel, maintenance, repairs and comprehensive automobile insurance, including liability insurance of no less than $1 million.

            (d) Employee is the owner of a life insurance policy on the life of Employee, providing for a death benefit of $1,000,000, with the beneficiary thereof designated and to be designated at the sole and unquestionable discretion of Employee (the "$1 Million Policy"). The Company shall pay the premiums due thereon as provided for, and subject to all terms and conditions of, that certain Life Insurance Agreement dated effective as of January 1, 1993 between the Company and Employee, as supplemented by that certain Supplemental Letter Agreement between the Company and Employee (collectively, the "Life Insurance Agreement"). With respect to the $1 Million Policy, in lieu of the Company paying the entire annual premium on the policy, the Company may elect to require Employee to pay an amount equal to the P. S. 58 cost for such insurance coverage (or the net premium due, if less). Any balance shall be paid by the Company (and payment solely of such balance, if any, shall be deemed an advance by the Company to Employee under the Life Insurance Agreement). In the event Employee is required to pay such P.S. 58 amount, the Company shall give Employee an additional bonus each year sufficient to enable Employee to pay such P.S. 58 amount and any additional tax liability resulting from such P.S. 58 amount being included in Employee's income for federal and state income tax purposes, and any additional tax liability on those amounts, so that Employee receives, on an after-tax basis, an amount equal to such P.S. 58 amount.

            (e) Employee has been granted certain incentive stock options to acquire shares of common stock of the Company ("Stock Options") and in the future may be granted additional Stock Options. Each of the agreements pursuant to which any Stock Options have been or will be granted by the Company are hereby amended to provide that, unless Employee has been terminated pursuant to
Section 5(a), as such section may be amended from time-to-time, or pursuant to any comparable for cause provision under any successor employment agreement, Employee shall have not less than ninety (90) days after termination of Employee's employment to exercise his Stock Options.

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            (f) The Company shall continue to make payments in respect of, as directed by Employee, the Company's deferred compensation plan presently offered to, and enjoyed by, Employee, for as long as such plan is kept in effect generally.

            (g) The following provisions shall apply in the event of a Change in Control (as defined below).

                (i) In the event of a Change in Control occurring at any time while Employee is employed hereunder, Employee shall have the option in his sole discretion to terminate his employment under this Agreement, by giving written notice thereof to the Company within 180 days following the date of the Change in Control; provided, however, that no compensation described in this Section 3(g)(i) shall be payable to Employee unless Employee shall have performed his duties and responsibilities hereunder and remained an employee of the Company (or its successor) for the 180-day period after such Change in Control, unless Employee is terminated by the Company without cause or as a result of his permanent disability or Employee dies prior to the expiration of such 180-day period. If a Change in Control occurs, and (x) within the 180-day period prior to the date of the Change in Control, or at any time on or during the 180-day period following the date of the Change in Control, Employee's employment is or has been terminated by the Company pursuant to Section 5(b), or (y) Employee elects to terminate his employment under this Section and during such 180-day period Employee (i) remains employed and performs his duties as aforesaid, (ii) is terminated by the Company as a result of his permanent disability or (iii) dies, then Employee shall receive all compensation described in Sections 3 (a),
(b), (c) and (f) which would be due through the end of the term of this Agreement (including all extensions) or which would be due to Employee if employment under this Agreement continued for two (2) years after the termination of Employee's employment, whichever is greater, and shall receive the amount of all unpaid insurance premiums payable for the Maximum Period (as defined in the Life Insurance Agreement).

                (ii) In the event Employee becomes entitled to the compensation described in subsection (g)(i), Employee may elect, by giving written notice to Employer at any time during the 180-day period following the date of the Change in Control, or during the 30-day period following the date of termination of his employment, whichever is later, to receive a lump-sum payment equal to Employee's aggregate compensation described in Sections 3(a), 3(b), 3(c) and 3(f) which would be due through the end of the term of this Agreement (including all extensions) or which would be due to Employee if his employment hereunder continued for two years following the date of Employee's termination of employment, whichever is greater, and the unpaid premiums for the Maximum Period under the Life Insurance Agreement.

                (iii) In calculating any such lump-sum payment hereunder: (A) the Cash Bonus payable for each of the remaining years it is to be paid shall be deemed to be, in respect of each such year, the largest annual cash bonus paid under this Agreement or its predecessor, (B) such lump-sum payment shall include credit for all unused vacation time and any other similar items or incentives earned as of the date that employment terminated, and (C) all non-cash benefits and benefit programs and plans will be given a cash value sufficient to permit the equivalent non-cash benefits and programs to be obtained by Employee after the Change in Control during the applicable

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period described in Subsection (ii) above, unless any such non-cash benefit or program is otherwise to be continued for and made available by the Company to Employee at no cost or contribution by Employee for such period after the Change in Control, and adequate assurances by the Company of such continuation reasonably satisfactory to Employee are also provided to Employee. The lump-sum payment shall not be discounted to present value. Any lump-sum payment elected by Employee shall be paid to Employee no later than (a) thirty (30) days following the date of his election to receive it; provided, however, that if Employee elects to terminate his employment under Section 3(g)(i) and commences to remain employed by and perform his duties for the Company (or any successor) during such 180-day period, Employee shall receive such lump-sum payment elected by Employee within ten (10) days after the earliest of (i) the end of such 180-day period, provided Employee remains employed and performs his duties during such period, (ii) the date Employee is terminated by the Company as a result of his permanent disability, (iii) the date of Employee's death and (iv) the date of Employee's termination by the Company without cause.

                (iv) For purposes of this Agreement, a Change in Control shall be deemed to occur only if and when (A) Paul Goldberg, Bruce Goldberg and their respective spouses and lineal descendants (and trusts for the benefit of any of them) directly and indirectly beneficially own, in the aggregate, less than 10%, on a fully-diluted basis, of the issued and outstanding capital stock of the Company, AND (B) neither Paul Goldberg nor Bruce Goldberg is the Chairman of the Board, Chief Executive Officer or President of the Company (as long as either of them holds one of such positions, no Change in Control shall be deemed to have occurred).

                (v) Upon a Change in Control, all options granted by the Company to Employee to acquire shares of capital stock of the Company shall automatically vest, and all existing stock option agreements between the Company and Employee are hereby amended to provide for such automatic vesting. In addition, upon a Change in Control, Employee shall automatically vest in and acquire unencumbered ownership of the cash surrender value of the $1 Million Policy, as provided for in the Life Insurance Agreement.

                (vi) The Company shall not be entitled to assert or take any credit against, or otherwise assert or make any reduction to, any payment to Employee required under this Subsection (g) for any reason whatever.

      4.    EXPENSES OF EMPLOYEE.

            (a) General Expenses. The Company shall pay or reimburse Employee for reasonable expenses incurred by Employee in connection with the business of the Company.

            (b) Excise Tax Reimbursement and Tax Gross-up.

                (i) The Company shall promptly pay or reimburse Employee (collectively, the "Excise Tax Payments") for any federal income tax liability imposed pursuant to Section 4999 or Section 280G (or any successor provisions) of the Internal Revenue Code of 1986, as amended, and any similar federal, state or local tax that may be imposed in lieu thereof or in addition thereto (collectively, "Excise Tax"), in connection with the receipt of any payments or other

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consideration by or for the benefit of Employee with respect to this Agreement
(including any increases thereto pursuant to the Gross-Up Formula, as defined below), including any imputed income to Employee relating to the acceleration of any Company benefits including vesting of stock options to purchase common stock of the Company. In addition, each Excise Tax Payment, to the extent such payment constitutes income to Employee subject to income and/or unemployment taxes, shall be increased to and include the amount computed under the Gross-Up Formula, as defined and provided below (each, as increased, a "Grossed-Up Excise Tax Payment"; collectively, the "Grossed-Up Excise Tax Payments"). Each Grossed-Up Excise Tax Payment shall be in the amount computed under the following formula (the "Gross-Up Formula"): Divide the gross taxable amount of each Excise Tax Payment (or other compensation payment subject to tax gross up pursuant to this Agreement) by a number equal to one minus the sum of (i) the highest combined marginal U.S. federal, state and local individual income tax, social security tax and unemployment tax rate (or such other combined tax rate that is similar to or replaces such combined tax rate) applicable to Employee (taking into account the deductibility of any such federal, state and local taxes) that is in effect at the time each such Excise Tax Payment (or other compensation payment subject to tax gross up pursuant to this Agreement) is made and (ii) the Excise Tax rate applicable to Employee that is in effect at the time each such Excise Tax Payment (or other compensation payment subject to tax gross up pursuant to this Agreement) is made. For example, if a $100 Excise Tax Payment is subject to the Gross-Up Formula, and the highest combined marginal tax rate applicable to Employee at such time is 45% and the Excise Tax rate is 20%, the Excise Tax Payment shall be increased under the Gross-Up Formula to, and the Grossed-Up Excise Tax Payment shall be, $285.71. In addition, any interest or penalties imposed against Employee by any federal, state or local taxing authority as a result of any misclassification by the Company, not predicated upon Employee's direction or description, and reclassification as taxable income of any amounts received by Employee under this Agreement shall be paid or reimbursed by the Company and increased by the Gross-Up Formula (as increased, the "Grossed-Up Penalties and Interest").

                (ii) In the event that Employee's employment is terminated and at any time prior to the receipt by Employee of any Company U.S. Form W-2, including any amendments thereto ("Form W-2"), with respect to any payments or other amounts under this Agreement, the Company undergoes a change (i) in the ownership or effective control of the Company or (ii) in the ownership of a substantial portion of the assets of the Company, as clauses (i) and (ii) are interpreted under Section 280G of the Code and the Treasury Regulations thereunder (such event, a "Potential Excise Tax Situation"), then the Company, with the advice of its accountants and/or attorneys, shall determine whether any amounts paid or imputed to Employee under this Agreement are subject to Excise Taxes. Such determination by the Company with respect to whether any amounts received during the year constitute a "parachute payment" as defined under
Section 280G of the Code (a "Parachute Payment") subject to Excise Taxes shall be reflected on Employee's U.S. Form W-2 with respect to such year. If the Company determines that Excise Taxes are payable, then, unless the Company has withheld the proper Excise Taxes from Employee's payments, the Company shall provide Employee with the Grossed-Up Excise Tax Payment, no later than ten days after the issuance of Employee's Form W-2 (the "Excise Tax Due Date") with respect to the amounts paid under the Agreement (which Form W-2 shall be issued in a timely manner on or before January 31st following the year of payment of the amounts subject to the Excise Tax). If the Company has withheld the proper Excise Taxes from the amounts paid to Employee, then the Company shall pay

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Employee, on the date Employee receives such payments from which the Excise Tax has been deducted, the difference between the Grossed-Up Excise Tax Payment and the Excise Tax withheld. If a Potential Excise Tax Situation arises and the Company determines that no payments received in connection with this Agreement are subject to Excise Taxes by Employee, then the Company shall do all of the following set forth in clauses (A) through (D) below:

                      (A) on or before the date of issuance of Employee's Form W-2, at the Company's sole expense, a nationally-recognized CPA firm or law firm reasonably acceptable to Employee shall render a written opinion to Employee, reasonably acceptable to Employee in both substance and form, that there is substantial authority for concluding that (i) no payments received in connection with this Agreement including those reflected in the Form W-2 constitute a Parachute Payment and (ii) no Excise Taxes are due by Employee with respect to any payments received in connection with this Agreement include in any amounts reflected in the Form W-2;

                      (B) on or before the date of issuance of Employee's Form W-2, Employer shall procure and deliver to Employee an irrevocable standby letter of credit for the benefit of Employee (the "Letter of Credit"), in form and content and issued by a financial institution all reasonably acceptable to Employee, for an amount equal to the aggregate of (i) the full amount of the Grossed-Up Excise Tax Payment, and (ii) an amount equal to a reasonable estimate of the amount of any Grossed-Up Penalties and Interest that would be due if Employee ultimately were to be liable for the Excise Taxes. The amount of the Letter of Credit shall be adjusted from time to time for any material changes (more than ten percent) in the estimates of the Grossed-Up Excise Tax Payment and/or the Grossed-Up Penalties and Interest). The Letter of Credit shall be payable to Employee upon demand in the event that the Company shall not have paid Employee all amounts due under this Section 1(b) within three business days after the earliest to occur of subclauses (1) and (2) below of this clause (B), if either is applicable. The Letter of Credit shall remain outstanding until the earliest of (1) the Company's agreement that the Excise Taxes are payable (requiring immediate payment by the Company to Employee of the Grossed-Up Excise Tax Payment and the Grossed-Up Penalties and Interest, and upon receipt thereof Employee shall immediately deliver the Letter of Credit to the Company), (2) a final, non-appealable determination by a court of competent jurisdiction that the Excise Taxes are payable (requiring immediate payment by the Company of the Grossed-Up Excise Tax Payment and the Grossed-Up Penalties and Interest, and upon receipt thereof Employee shall immediately deliver the Letter of Credit to the Company), (3) a final, non-appealable determination by a court of competent jurisdiction that the Excise Taxes are not payable (requiring Employee to immediately deliver the Letter of Credit to the Company), and (4) the expiration of the longest statute of limitations applicable to Employee with respect to the payment of the Excise Taxes, as such statute may be extended by Employee (requiring Employee to immediately deliver the Letter of Credit to the Company). In the event that the Company and Employee dispute the amount for which the Letter of Credit shall be obtained or adjusted pursuant to clause (B) above, the Company shall procure a Letter of Credit for the greatest amount not in dispute, the amount in dispute shall be determined through litigation, if the parties cannot otherwise agree, and the amount of the Letter of Credit shall be adjusted accordingly thereafter. In the event that Employee draws down the Letter of Credit under the conditions provided above, the Company shall immediately pay to Employee any deficiency in the proceeds of the Letter of Credit compared with the final amount

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to be received as Grossed Up Excise Tax Payments and Grossed-Up Penalties and
Interest, and Employee shall immediately reimburse the Company for any excess proceeds from the Letter of Credit compared with such final amounts;

                      (C) the Company shall indemnify, and hold harmless Employee from and against any and all liability, damage, loss, costs, expense, penalties, interest, claims or demands (including attorneys' fees through all appeals if for any reason the Company fails to defend Employee pursuant to clause (D) below), other than consequential damages, arising out of or in any manner connected with Employee's failure to pay the Excise Taxes, and such amount of indemnification shall not be limited in amount; and

                      (D) the Company shall, at its sole cost and expense, defend Employee before all applicable governmental agencies and, if the Company or the government determines to appeal such decision, through any and all appeals. Notwithstanding the foregoing, in the event that at any time, including after the receipt of Form W-2 by Employee, any governmental agency asserts that any Excise Taxes are payable by Employee with respect to any amounts received by Employee in connection with this Agreement, then the Company shall pay to Employee a Grossed-Up Excise Tax Payment and any Grossed-Up Penalties and Interest required, each based on all Excise Taxes asserted by the government, within thirty days after written notice thereof by Employee to the Company (including a copy of any governmental notice with respect thereto), unless, not later than the end of such thirty-day period, the Company shall have met the conditions set forth in clauses (A) and (B) above of this Section 1(b) and has agreed to the conditions set forth in clauses (C) and (D) above.

      5.    TERMINATION BY THE COMPANY.

            (a) Except as set forth in subparagraph (b) of this Section, the Company shall have no right to terminate Employee's employment unless and until the occurrence of any of the following:

                (i) Employee is convicted (by formal plea of guilty or a jury verdict) of embezzlement or other felonious theft of money or property from the Company; or

                (ii) Employee's refusal, after thirty (30) days written notice, to cure a material default of any of the provisions of this Agreement unless said material default is caused by physical or mental infirmity or disability which renders Employee incapable of performing the customary duties for which Employee is being employed. In order to be effective said notice must clearly specify the material default and must notify Employee of the Company's intention to terminate this Agreement in the event the described material default is not cured within said thirty (30) days.

            (b) The Company shall have the right to terminate Employee's employment with the Company at any time without cause, provided that the Company continues to pay Employee all of the compensation set forth in Sections 3(a),
(b), (c) and (f) of this Agreement, as if this Agreement had been continued in accordance with its terms, to the later of (i) the expiration date of the term of

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this Agreement (including any extensions) and (ii) the second anniversary of the effective date of termination of employment, all subject to, if applicable, the relevant provisions of Section 3(g). Notwithstanding any of the foregoing to the contrary, such severance obligations shall be excused for the remainder of the severance period at such time, if any, if Employee accepts new employment providing for gross annual salary at least equal to the gross annual salary in effect hereunder at termination of employment, and, to the extent any such new employment is for a lower gross annual salary, from and after such time, for the remainder of such severance period, the Company's severance obligations shall be reduced by the amount of all compensation and benefits received by Employee under his new employment. In the event Employee has the right to receive the compensation and benefits described in this Section 5(b) that include the use of a Company-leased vehicle pursuant to Section 3(c), Employee may elect, by notice to the Company within thirty (30) days after such termination, to cause the Company to continue to lease such vehicle until the expiration of the then-current lease term (rather than the Company paying to Employee the amount of such lease payments); provided, however, that such election by Employee shall only be available if the Company can continue to insure the leased vehicle for Employee's use after Employee's termination under its then-existing insurance policy (or under a comparable policy available to the Company). In the event that the term of such lease ends subsequent to the termination date of Employee's compensation and benefits payments pursuant to this Section 5(b), Employee shall pay (or reimburse the Company) for all lease payments due after the date such Company payments end. Subject to the provisions of Section 3(g), if applicable, Employee shall be entitled to no other or further compensation in respect of a termination by the Company pursuant to this Section 5(b).

            (c) In the event Employee becomes permanently incapable of performing the customary duties for which Employee is being employed due to a physical or mental infirmity or disability, the Company shall not terminate Employee (other than under Section 5 (a), if applicable, or Section 5(b)), and the Company shall continue to pay Employee all compensation due under Section 3(a), (b), (c), (d) and (f) of this Agreement for two (2) years after the effective date of said infirmity or disability (as defined below). At the end of such two-year period, Employee's employment shall be deemed terminated, subject to the Company's continuing payment requirements during the Maximum Period under the Life Insurance Agreement. All of the foregoing is subject, if applicable, to the relevant provisions of Section 3(g). Subject to the provisions of Section 3(g), if applicable, Employee shall be entitled to no other or further compensation in respect of termination of employment pursuant to this Section 5(c). The effective date of Employee's permanent infirmity or disability shall be the 30th day following receipt by Employee from the Company of written notice stating the Company's determination that Employee has such infirmity or disability, provided that Employee has not disputed such determination in writing within such 30-day period, and, if Employee has so disputed such determination, the date by which two medical doctors or psychiatrists (as applicable) selected by the Company, but reasonably acceptable to Employee, have examined Employee and concluded (as set forth in a letter delivered to the Company) that he has a permanent infirmity or disability which renders him incapable of performing his customary duties.

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      6.    COVENANT NOT TO COMPETE.

            (a) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                (i) CONFIDENTIAL INFORMATION. Employee acknowledges that Employee has been informed by the Company of the Company's policy to maintain as secret and confidential all information relating to (A) the financial condition, businesses and interests of the Company and its Affiliates (as hereinafter defined), (B) the systems, know-how and records, reports, products, services, costs, asset values, customer lists, inventions, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore or hereafter acquired, sold, developed, maintained and/or used by the Company and its Affiliates and (C) the nature and terms of the Company's and its Affiliates' relationships with their respective customers, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to the Company and/or its Affiliates and, as a result of Employee's employment by the Company, Employee will be making use of, acquiring and/or adding to such Confidential Information. Therefore, Employee understands that it is reasonably necessary to protect the Company's and its Affiliates' goodwill and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than the Company or its Affiliates (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law or to the extent that the information or materials become publicly known other than through the actions or inactions of such Employee. The term "Affiliate", as used in this Agreement with respect to the Company, shall mean and include any and all subsidiaries, parent or sister corporations, and any person or entity controlling, controlled by or under common control of the Company.

                (ii) COMPANY MATERIALS. In accordance with the foregoing, Employee furthermore agrees that (A) Employee will at no time retain or remove from the premises of the Company or its Affiliates any products, prototypes, drawings, notebooks, software programs or discs or similar containers of software, manuals, data, books, records, reports, lists, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with the Company and (B) upon the cessation or termination of Employee's employment with the Company for any reason, Employee shall forthwith deliver or cause to be delivered up to the Company any and all drawings, notebooks, software programs or discs or similar containers of software, manuals, data, books, records, reports, lists, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is otherwise the property of the Company or its Affiliates. The terms of this paragraph are in addition to, and not in lieu of, any common law, statutory or other contractual obligations that Employee may have relating to such Confidential Information.

            (b) NONSOLICITATION AND COVENANT-NOT-TO-COMPETE

                (i)   INTANGIBLE BUSINESS ASSETS. Employee acknowledges that:

                      (A) The Company has made significant investment in the development, maintenance and preservation of its Confidential Information and its trade secrets, marketing methodology, relationship with its various customers and vendors, both past, current and prospective, in the development and maintenance of its distributorship rights, in the hiring, training and development of its employees and in the development, maintenance and preservation of its goodwill, including that associated with its name, trade dress and various trade marks (collectively "Intangible Business Assets").

                      (B) The Company has a legitimate business interest in maintaining and protecting the value of these Intangible Business Assets and in preventing the unauthorized use or misappropriation of any one of the same.

                      (C) The use of any of these Intangible Business Assets other than in furtherance of the business interests of the Company would provide the unauthorized user with an unfair competitive advantage and would be detrimental to the Company.

                (ii) PRODUCTS AND SERVICES. In view of (A) the above acknowledgments by Employee, (B) the Confidential Information known to and to be obtained by or disclosed to Employee (including, without limitation, Employee's knowledge of, and familiarity and relationships with, the Company's other employees and the Company's customers and suppliers), (C) the Intangible Business Assets to be utilized by or for Employee, (D) the know-how acquired and to be acquired by Employee, and (E) the substantial compensation paid and payable to Employee under and pursuant to this Agreement, and as a material inducement to the Company to enter into this Agreement and to employ or continue to employ Employee and to pay to Employee the substantial compensation Employee will be receiving, Employee covenants and agrees that, for as long as Employee is employed by the Company and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, become employed by, consult with, assist any person or entity in competing or be associated with, in any capacity whatsoever (including, as greater than a 5% owner or shareholder, employee, officer, director, agent or independent contractor) any enterprise competitive with the business of the Company or its Affiliates located anywhere within the continental United States which provides any of the products sold, marketed, or distributed by the Company or its Affiliates, or provides services comparable to that provided by the Company or its Affiliates, to customers located in any county or city in which the Company has provided goods or services to customers during the two year period prior to Employee ceasing to be an employee of the Company (the "Geographical Territory"). Employee acknowledges that the business of the Company and its Affiliates is North American in scope, that one can effectively compete with such business in the Geographical Territory from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect the Company's legitimate business interests.

                (iii) WORK FORCE, CUSTOMERS AND SUPPLIERS. The Company has made and will continue to make a significant investment in developing and training a competent work force and developing its supplier and customer base. Accordingly, Employee acknowledges that the scope of the abilities of, and compensation paid to, such employees, and the support and strategic value of its supplier base, are all valuable and Confidential Information and/or Intangible Business Assets. Further, Employee acknowledges that the Company's continued viability and success is in large part contingent upon maintaining a stable, trained and competent work force. During the course of his employment with the Company, and for a period of two (2) years thereafter, regardless of the reason for termination thereof, Employee will not directly or indirectly solicit, entice, encourage, or cause, any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates (as the case may be), nor will Employee, directly hire, or cause or assist another person or entity to hire, any such employee or any person, other than Employee's then current administrative assistant, who was an employee of the Company or any of its Affiliates within one year prior to Employee ceasing to be an employee of the Company. Furthermore, during said two (2) year period after cessation of employment, Employee shall not (A) submit a quotation for, or offer to sell or sell, any product or service competitive with the Company or any of its Affiliates to any customer of the Company or any of its Affiliates or any person or entity who was a customer of the Company or any of its Affiliates within two
(2) years prior to Employee ceasing to be an employee of the Company, or solicit the business of any customer of the Company or any of its Affiliates, or (B) obtain for resale from any major supplier of the Company or any of its Affiliates any products of the type that the Company or any of its Affiliates purchases, or has purchased within one-year prior to Employee ceasing to be an employee of the Company, for resale. A major supplier of the Company or its Affiliates is one whose products account for one-half (1/2%) percent or more of the sales of the Company and its Affiliates viewed as a group.

                (iv) APPLICATION. The foregoing restrictions shall apply in all circumstances of termination of Employee's employment; provided, however, that
(A) if Employee's employment is terminated pursuant to Section 5(b) of this Agreement, such restrictions are conditioned upon the Company complying in all material respects with its severance obligations under and to the extent required by Section 5(b), and (B) upon the expiration of the term of employment (including all extensions), such restrictions are conditioned upon the Company paying to Employee during the two-year period following such expiration the gross annual salary in effect during the last year of employment; provided, however, that the Company may, at any time after such expiration of the term of employment hereunder, in its sole discretion, cease paying any such gross annual salary to Employee in exchange for Employee being released from the restrictions set forth in Section 6(b)(ii) (but not Section 6(b) (iii) which shall continue to apply) effective as of the date of such cessation of salary payments. In addition, such obligation to pay gross annual salary for two years shall, without affecting the validity of the restrictive covenants herein contained, be excused at such time, if any, as Employee accepts new employment providing for a gross annual salary at least equal to the gross annual salary in effect hereunder at termination of employment, and, to the extent any such new employment is for a lower gross annual salary, from and after such time, for the remainder of the two-year period, the Company's obligation shall be reduced by the amount of the new gross annual salary.

            (c) THE COMPANY'S REMEDIES FOR BREACH Employee covenants and agrees that, if Employee shall violate or breach any of Employee's covenants provided for in Sections 6(a) or (b) of this Agreement, the Company and/or its Affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 6(a) or (b) of this Agreement, the Company and/or its Affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, associates, affiliates, representatives, servants, employers or employees and/or by any other Third Parties. The Company shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such breach or violation or threatened breach or violation, whether or not suit is brought, and at both trial and at all appellate levels. It is understood that resort by the Company and/or its Affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which the Company or its Affiliates may have with respect to such breach or violation. The Company's Affiliates may enforce these provisions directly in their own names and right.

            (d) REASONABLENESS OF RESTRICTIONS

                (i) REASONABLENESS. Employee acknowledges that any breach or violation of Sections 6(a) or (b) of this Agreement will cause irreparable injury and damage and incalculable harm to the Company and its Affiliates and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 6(a), (b) and (c) of this Agreement and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical areas and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and goodwill of the Company and its Affiliates.

                (ii) SEVERABILITY. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 6(a), (b) and (c) of this Agreement shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 6(a), (b) and/or (c) of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical area and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period, geographical area and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period, geographical area and/or type of restriction which such court deems reasonable and enforceable.

      7. NOTICES. Whenever any notice, payment, or other communication is required to be given or delivered pursuant to this Agreement, such notice shall be given in writing, and shall be delivered in person or by certified mail, return receipt requested, and shall be sufficiently given if received, delivered personally or if mailed, addressed as follows: If to the Company, to All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014,
Attention: Chairman of the Board and President; and if to Employee, to his residence with a copy to his office at the Company, or such other address as either party hereto may by written notice designate to the other party in accordance with this Section. Notices delivered personally or by courier shall be deemed given as of actual receipt; mailed notices shall be deemed given as of four (4) days after mailing.

      8. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Florida.

      9. LEGAL PROCEEDINGS. Any and all legal proceedings between the parties hereto arising from this Agreement shall be commenced only in Miami-Dade County, Florida. Both parties agree to jurisdiction and venue in the courts of Miami-Dade County, Florida.

      10. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys, fees, costs and necessary disbursements in addition to any other relief to which it or he may be entitled, before and at trial, whether or not trial on the merits occurs, and at all tribunal levels.

      11. SEVERABILITY. If any provision of this Agreement shall be held void, voidable, invalid, or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held void, voidable, invalid or unenforceable with respect to. particular circumstances, it shall nevertheless remain in full. force and effect with respect to all other circumstances.

      12. HEADINGS. Titles or headings of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

      13. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written understandings and agreements between the parties. The provisions of this Agreement may not be waived, modified or amended except by a writing signed by the party sought to be bound. Waiver by either of the parties of a breach by the other of the parties of any of the terms of this Agreement shall not be deemed a waiver of future non-compliance herewith. An attempted modification that fails to comply with this Section shall not operate as a waiver.

      14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument.

      15. SURVIVABILITY. No termination of Employee's employment or any purported termination of this Agreement shall terminate any obligation of the Company or Employee which, by its terms, applies to a stated period following termination of employment. Specifically, but without limiting the generality of the foregoing, no such termination shall relieve Employee of any of his obligations under Section 6, or shall relieve the Company of any of its obligations under Sections 3 and 5.

      IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    ALL AMERICAN SEMICONDUCTOR, INC.,
                                    a Delaware corporation

                                    By: /s/ BRUCE M. GOLDBERG
                                        ----------------------------
                                        Bruce M. Goldberg, President

                                    EMPLOYEE:

                                    By: /s/ HOWARD L. FLANDERS
                                        ----------------------------
                                        Howard L. Flanders